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Date: May 5, 2000




                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference of our reports dated November 3, 1999, on the audited financial statements of Spectrum Numismatics International, Inc. as of December 31, 1998 and fot the year then ended, and as of September 30, 1999 and for the nine months then ended, respectively, which is included in Form 8-K/A filed by Greg Manning Auctions, Inc. on or about May 5, 2000.

/s/ BRAVERMAN CODRON, LLP
(formerly known as BRAVERMAN, CODRON & CO.)
Certified Public Accountants

Beverly Hills, California
May 4, 2000